Issuer Free Writing Prospectus dated April 3, 2023 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated April 3, 2023 and the Prospectus dated December 7, 2022

Registration No. 333-268704

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	5.400% Senior Notes due 2026 (the “2026 Notes”)
5.850% Senior Notes due 2030 (the “2030 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	April 3, 2023

Settlement Date:	April 6, 2023 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Santander US Capital Markets LLC
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc.
CIBC World Markets Corp.
ING Financial Markets LLC
Loop Capital Markets LLC
R. Seelaus & Co., LLC
Siebert Williams Shank & Co., LLC

Terms Applicable to

5.400% Senior Notes due 2026

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	April 6, 2026

Public Offering Price:	99.872%, plus accrued and unpaid interest, if any, from April 6, 2023

Benchmark Treasury:	4.625% due March 15, 2026

Benchmark Treasury Price and Yield:	102-13 5/8; 3.747%

Spread to Benchmark Treasury:	+170 bps

Yield to Maturity:	5.447%

Coupon:	5.400%

Interest Payment Dates:	April 6 and October 6 of each year, commencing on October 6, 2023

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the stated maturity date, make-whole call at T+ 30 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EF9 / US37045XEF96

Terms Applicable to

5.850% Senior Notes due 2030

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	April 6, 2030

Public Offering Price:	99.802%, plus accrued and unpaid interest, if any, from April 6, 2023

Benchmark Treasury:	3.625% due March 31, 2030

Benchmark Treasury Price and Yield:	100-27+; 3.485%

Spread to Benchmark Treasury:	+240 bps

Yield to Maturity:	5.885%

Coupon:	5.850%

Interest Payment Dates:	April 6 and October 6 of each year, commencing on October 6, 2023

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after February 6, 2030 (the date that is two months prior to the stated maturity date). Prior to the par call date, make whole call at T+ 40 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EG7 / US37045XEG79

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: J.P. Morgan Securities LLC at 1-212 834-4533, Mizuho Securities USA LLC at 1-866-271-7403, RBC Capital Markets, LLC at 1-866-375-6829, Santander US Capital Markets LLC at 1-855-403-3636, SMBC Nikko Securities America, Inc. at 1-888-868-6856 and Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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